UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 30, 2011
Alere Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16789	04-3565120

(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Identification No.)
51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of principal executive offices)
Registrant’s telephone number, including area code: (781) 647-3900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 30, 2011, Alere Inc. entered into a secured Credit Agreement with certain lenders, General Electric Capital Corporation as administrative agent, and certain other agents and arrangers (the “Credit Agreement”), and Alere and certain of its subsidiaries entered into a related Guaranty and Security Agreement with General Electric Capital Corporation as administrative agent (the “Guaranty and Security Agreement”).
The Credit Agreement provides for term loan facilities totaling $1.85 billion and, subject to Alere’s continued compliance with the Credit Agreement, a $250 million revolving credit facility; the revolving credit facility includes a $50 million sublimit for the issuance of letters of credit. The term loan facilities consist of “A” term loans in the aggregate principal amount of $625 million (the “A Term Loans”), all of which was drawn at the closing under the Credit Agreement on June 30, 2011, “B” term loans in the aggregate principal amount of $925 million (the “B Term Loans”), all of which was drawn at closing, and delayed draw term loans in the aggregate principal amount of $300 million (the “Delayed Draw Term Loans”; together with the A Term Loans and the B Term Loans, the “Term Loans”), none of which was drawn at closing and which may be drawn in up to four separate borrowings prior to June 30, 2012 (subject to the terms of the Credit Agreement). No amount was drawn under the revolving credit facility at closing.
Alere used the proceeds of the Term Loans drawn at closing (i) to repay in full all indebtedness outstanding under its Existing Credit Agreements (as defined in Items 1.02 and 8.01 of this Current Report on Form 8-K below), whereupon such agreements were terminated, (ii) to pay various fees and expenses associated with the transactions contemplated by the Credit Agreement, and (iii) to provide working capital to Alere. Subject to certain limits and restrictions set forth in the Credit Agreement, Alere may use the proceeds of the remaining Term Loans, the revolving credit loans and any incremental term loans (described below) to finance permitted acquisitions, to fund permitted stock repurchases, to finance capital expenditures, to provide working capital and for other general corporate purposes.
Alere must repay the A Term Loans in eighteen consecutive quarterly installments, beginning on December 31, 2011 and continuing through March 31, 2016, in the amount of $7,812,500 each, and a final installment on June 30, 2016 in the amount of $484,375,000. Alere must repay the B Term Loans in twenty-two consecutive quarterly installments beginning on December 31, 2011 and continuing through March 31, 2017, in the amount of $2,312,500 each, and a final installment on June 30, 2017 in the amount of $874,125,000. Alere must repay the Delayed Draw Term Loans in fifteen consecutive quarterly installments beginning on September 30, 2012 and continuing through March 31, 2016, each in the amount of 1.25% of the aggregate principal amount of the Delayed Draw Term Loans that are borrowed through June 30, 2012 and remain outstanding on that date, and a final installment on June 30, 2016 in the amount of 81.25% of such aggregate principal amount. Alere may repay any borrowings under the revolving credit facility at any time (without any premium or penalty), but in no event later than June 30, 2016. Notwithstanding the foregoing, and subject to certain exceptions provided for in the Credit

Agreement, in the event that any of Alere’s existing 3.0% senior subordinated convertible notes due 2016, 9.0% senior subordinated notes due 2016 or 7.875% senior notes due 2016 remain outstanding on the date that is six months prior to the relevant maturity date thereof, respectively (any such prior date, an “Alternate Maturity Date”), then the Term Loans and revolving credit loans shall instead mature in full on the relevant Alternate Maturity Date.
Alere is required to make mandatory prepayments of the Term Loans, mandatory reductions of any undrawn Delayed Draw Term Loan commitments, and mandatory prepayments of the revolving credit loans in various amounts under the Credit Agreement if it has excess cash flow (as defined in the Credit Agreement), if it issues certain types of debt, if it makes certain sales of assets outside the ordinary course of business above certain thresholds or if it suffers certain property loss events above certain thresholds. Alere may make optional prepayments of the Term Loans from time to time without any premium or penalty, except that if, on or prior to June 30, 2012, Alere repays or prepays any B Term Loans with the proceeds of, or converts any B Term Loans into, any new term loans bearing interest with an effective yield (as defined in the Credit Agreement) less than the effective yield applicable to the B Term Loans, it must pay a premium equal to 1.0% of the principal amount of the B Term Loans so repaid, prepaid or converted. Once repaid in full or in part, no amount of the Term Loans may be reborrowed.
The A Term Loans, any Delayed Draw Term Loans and Alere’s borrowings under the revolving credit facility bear interest at a rate per annum of, at Alere’s option, either (i) the Base Rate, as defined in the Credit Agreement, plus an applicable margin, which varies between 1.75% and 2.50% depending on Alere’s consolidated secured leverage ratio, or (ii) the Eurodollar Rate, as defined in the Credit Agreement, plus an applicable margin, which varies between 2.75% and 3.50% depending on Alere’s consolidated secured leverage ratio. The B Term Loans bear interest at a rate per annum of, at Alere’s option, either (i) the Base Rate, as defined in the Credit Agreement, plus an applicable margin, which varies between 2.50% and 3.25% depending on Alere’s consolidated secured leverage ratio, or (ii) the Eurodollar Rate, as defined in the Credit Agreement, plus an applicable margin, which varies between 3.50% and 4.25% depending on Alere’s consolidated secured leverage ratio. Interest on B Term Loans based on the Eurodollar Rate is subject to a 1.00% floor. Alere is required to pay a fee on the unused portion of the revolving credit facility at a rate per annum equal to 0.50% and a fee on the undrawn portion of the available Delay Draw Term Loan facility at a rate per annum equal to 0.75%.
Subject to certain terms and conditions set forth in the Credit Agreement, including Alere’s pro forma compliance with certain financial tests specified therein, Alere may request at any time that the lenders under the Credit Agreement and/or other financial institutions that would become lenders thereunder make incremental term loans under the Credit Agreement in addition to the committed credit facilities described above, either through adding such incremental term loans to the aggregate outstanding principal amount of the B Term Loans or through a separate tranche of additional term loans under the Credit Agreement; no existing lender under the Credit Agreement is obligated to make any such incremental term loans. No such incremental term loans may have a scheduled final maturity date earlier than the scheduled final maturity date of the B Term Loans or a weighted average life (as defined in the Credit Agreement) shorter than that of the B Term Loans, and if such incremental term loans are added to the aggregate outstanding principal amount of the B Term Loans, then such incremental term loans shall amortize on the same dates as, and proportionately with, the remaining scheduled amortization payments of the B Term Loans. The initial effective applicable margin (including for this purpose any up-front or similar fees or original issue discount, and any interest rate benchmark floors) of any tranche of incremental term loans shall be no greater than 0.50% per annum higher than the effective applicable margin (including the pricing elements referenced above) originally payable on the B Term Loans, or, if such initial effective applicable margin of such tranche of incremental term loans exceeds such effective applicable margin of the B Term Loans, the applicable margin of the B Term Loans shall automatically be increased to equal such initial effective applicable margin of the incremental term loans minus 0.50% per annum (provided, in such latter case, that if such tranche of incremental term loans is to be added to the outstanding B Term Loans, then the applicable margin for the B Term Loans shall be increased to be equal to such initial applicable margin for such tranche of incremental term loans). Except as provided above or otherwise in the Credit Agreement, prior to the date on which all B Term Loans are have been repaid in full, the terms and conditions of any incremental term loans will be the same as those of the B Term Loans.
Under the Credit Agreement, Alere must comply with various customary financial and non-financial covenants. The primary financial covenants under the Credit Agreement consist of a maximum consolidated secured leverage ratio, a minimum consolidated interest coverage ratio and a limit on capital expenditures. The primary non-financial covenants under the Credit Agreement limit Alere’s ability to pay dividends or other distributions on its capital stock, to repurchase its capital stock, to conduct mergers or acquisitions, to make investments and loans, to incur future indebtedness, to place liens on assets, to prepay certain other indebtedness, to alter its capital structure and to sell assets.
The lenders under the Credit Agreement are entitled to accelerate repayment of the loans under the Credit Agreement upon the occurrence of any of various customary events of default, which include, among other events, failure to pay when due any principal, interest, fees or other amounts in respect of the loans (subject to certain grace periods for non-principal amounts), breach of any of Alere’s covenants (subject, in some cases, to certain grace periods) or representations under the loan documents, default under any of Alere’s or its material subsidiaries’ indebtedness agreements above a threshold principal amount, a bankruptcy or insolvency event with respect to Alere or its material subsidiaries, an unsatisfied judgment against Alere or any of its material subsidiaries above a threshold amount, any exercise by Procter & Gamble of its option to put its joint venture interest back to Alere if it is not then in pro forma compliance with its financial covenants under the Credit Agreement, or Alere’s undergoing a change of control (as defined in the Credit Agreement, which includes any “change of control”, “fundamental change” or “termination of trading” or similar event as defined in any of the respective indentures governing Alere’s 3.0% senior subordinated convertible notes due 2016, 9.0% senior subordinated notes due 2016, 7.875% senior notes due 2016 and 8.625% senior subordinated notes due 2018 or in certain other indebtedness agreements specified in the Credit Agreement).
Borrowings under the Credit Agreement are guaranteed by substantially all of Alere’s United States subsidiaries and are secured by the stock of substantially all of its United States subsidiaries, portions of the stock of certain of its foreign subsidiaries, and substantially all of the other property and assets of substantially all of its United States subsidiaries.

Copies of the Credit Agreement and the Guaranty and Security Agreement have been filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
Item 8.01 Other Events.
Simultaneously with Alere’s entry into the Credit Agreement on June 30, 2011, it repaid in full all outstanding indebtedness under and terminated (i) its existing First Lien Credit Agreement, dated as of June 26, 2007, as subsequently amended (the “First Lien Credit Agreement”), among Alere, certain of its subsidiaries, the lenders and letter of credit issuers party thereto, and General Electric Capital Corporation, as administrative agent, and (ii) its existing Second Lien Credit Agreement, dated as of June 26, 2007, as subsequently amended (the “Second Lien Credit Agreement”; together with the First Lien Credit Agreement, the “Existing Credit Agreements”), among Alere, certain of its subsidiaries, the lenders party thereto, and General Electric Capital Corporation, as administrative agent. The aggregate outstanding principal amount of the loans repaid by Alere under the Existing Credit Agreements in connection with the termination thereof was approximately $1,209 million.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1
Credit Agreement dated as of June 30, 2011 among Alere Inc., as Borrower, the Lenders and L/C Issuers party thereto, General Electric Capital Corporation, as Administrative Agent, Jefferies Finance LLC, as Syndication Agent, and Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, DnB Nor Bank ASA and SunTrust Bank, as Co-Documentation Agents.

10.2	Guaranty and Security Agreement dated as of June 30, 2011 among Alere Inc., as Borrower, and each Grantor party thereto and General Electric Capital Corporation, as Administrative Agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.
BY:	/s/ David Teitel
David Teitel
Chief Financial Officer

Dated: July 7, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement dated as of June 30, 2011 among Alere Inc., as Borrower, the Lenders and L/C Issuers party thereto, General Electric Capital Corporation, as Administrative Agent, Jefferies Finance LLC, as Syndication Agent, and Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, DnB Nor Bank ASA and SunTrust Bank, as Co-Documentation Agents.

10.2	Guaranty and Security Agreement dated as of June 30, 2011 among Alere Inc., as Borrower, and each Grantor party thereto and General Electric Capital Corporation, as Administrative Agent.